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                                                                   EXHIBIT 23.02


INDEPENDENT AUDITORS' CONSENT


To the Board of Directors of
Entercom Communications Corp.
Bala Cynwyd, Pennsylvania


We consent to the use in this Registration Statement of Entercom Communications Corp. of our report dated September 18, 1998 (December 11, 1998 as to Note 7), appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.




DELOITTE & TOUCHE LLP
Boston, Massachusetts
September 1, 1999
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                                                                   Exhibit 23.02

INDEPENDENT AUDITORS' REPORT

Entercom Communications Corp.:

We have audited the accompanying combined balance sheet of the Boston Radio Market of CBS Radio, Inc. (the "Boston Radio Market") (formerly American Radio Systems Corporation ("ARS") prior to the sale of ARS to CBS on June 4, 1998), which is comprised of radio properties owned by CBS Radio, Inc. a wholly owned subsidiary of CBS Corporation ("CBS") as of December 31, 1997, and the related combined statements of operations and equity and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the management of the Boston Radio Market. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the Boston Radio Market as of December 31, 1997, and the results of their combined operations and their combined cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying combined financial statements have been prepared from the separate accounting records maintained by the Boston Radio Market while owned by ARS and may not be indicative of the conditions that would have existed or the results of operations had the assets to be sold been operated as an unaffiliated company. As discussed in Note 1, certain of the operating expenses represent allocations made by ARS in the accompanying financial statements.

In August 1998, CBS Radio, Inc. entered into an agreement to sell the net assets of the Boston Radio Market to Entercom Communications Corp. On December 11, 1998, CBS Radio, Inc. sold the net assets of WRKO-AM and WEEI-AM, which comprise a portion of the Boston Radio Market, to Entercom Communications Corp.



DELOITTE & TOUCHE LLP
Boston, Massachusetts
September 18, 1998
(December 11, 1998 as to Note 7)